Exhibit 10.8

Fiscal Year 2013 Annual Leadership Bonus Program (“Bonus Program”)
for Essent US Holdings, Inc. and its subsidiaries

1.                          How the Bonus Program Works:

a)                          Who may Participate in the Leadership Bonus Program and Be Considered for Bonus Payments?

i.                              All Essent US Holdings, Inc., Essent Guaranty, Inc. and CUW Solutions, LLC (“Company” or “Essent”) Senior Vice Presidents and above and other employees designated in writing as eligible to participate in the Bonus Program, who:

(1)                      Are employed by the Company on or before October 31st (those hired on or after February 1st may participate on a pro rata basis calculated as of the first day of the month in which their date of hire falls);

(2)                      Are not on any form of written corrective counseling at the time payments are made; and,

(3)                      Are employed by Essent on the date the cash bonus payment is made and share bonus award is granted.

b)                          What is the Bonus Opportunity?

i.                              Each Participant was provided with an annual Target Bonus expressed as a percentage of his or her base salary.  This is typically documented in an offer letter or other writing signed by the President and CEO of Essent.

ii.                           Each Participant was provided with an agreed upon percentage of their target bonus that will be paid in cash and a percentage that will be paid in Essent Group Ltd.  shares.

iii.                        Each Participant’s target amount and cash/shares percentage is communicated individually.

c)                           What Performance is Required for a Participant to be Eligible for a Bonus Payment?

Essent’s Bonus Program pays for performance.  This means that both the Participant and the Company must meet minimum stated scores to qualify for a bonus.  Essent utilizes scorecards for both Company and Individual performance to determine the potential size of the bonus payment.  Each Participant bonus will be dependent on several factors.

•                  The first factor is the achievement of Corporate Objectives.  The Corporate Scorecard identifying the level of achievement of Corporate Objectives will be published by management.

•                  The second factor is based on the Participant’s overall performance rating on the Individual Scorecard (“Annual Performance Review Form”).  The Annual Performance Review will take into consideration the level of your achievement of your Individual Objectives as well as other success factors.  Each Participant will receive an Annual Performance Review in the first calendar quarter of each year reviewing the previous calendar year’s results.  This process of combining both Company and individual achievement and rewarding success through the Bonus Program is designed to promote applicable desired conduct, including driving profitable business and balanced objectivity.

(1)                      Company Performance Scorecard

•                  In order for any payments to be made under the Bonus Program, Essent’s FY Company Scorecard must equal or exceed 2.5 (“Company Score”).

•                  Potential payment amounts increase as Essent’s weighted average scorecard score goes up.

(2)                      Individual Performance Scorecard

•                  Each Participant will have an Annual Performance Review to determine the achievement of Individual Objectives and other success factors.

•                  In order for a Participant to receive a bonus payment, he or she must have an overall Performance Review Rating of 3 or higher on Essent’s 5-point scale at the time bonuses are paid (“Individual Score”), plus a Company Score of at least 2.5.

•                  As a Participant’s Individual Score increases, his/her potential to reach the “Target” bonus or above also increases.

(3)                      Weighting of Corporate and Individual Scores

•                  Each Participant has been assigned a weighting between the Company Score and Individual Score.  Actual weightings are communicated individually and are determined by position.

d)                          How and When Bonus Payments are Made?

i.                              Timing:

(1)                      Any bonus payments made under the Bonus Program are scheduled to occur as soon as practicable following the close of the Fiscal Year, but in any case on or before March 15th of the following year.

ii.                           Form of Bonus Payments:

(1)                      The form of bonus payment depends on the Participant’s position and the elections made before participating in the Bonus Program.  Each awarded bonus will be paid in a combination of cash and common shares, as determined by the Compensation Committee of the Board of Directors in its sole discretion; provided, that, no less than 50% of any awarded bonus will be paid in cash. For the purposes of this Bonus Program, cash awards will be paid in cash (via check or direct deposit), less all applicable taxes and deductions.  Unless otherwise provided in a Participant’s employment or award agreement, share awards will vest in 3 equal installments over a 3 year period beginning the January immediately following the award date.  All share awards will be taxed on the date of vesting in accordance with applicable law and Company policy.

iii.                        Necessary Approvals:

(1)                      The President and CEO together with the Compensation Committee of the Board of Directors will review and approve all Participants’ cash payments and share awards.

(2)                      The Compensation Committee of the Board of Directors has sole discretion and final review and approval authority over the award pool, and holds the responsibility for reviewing and approving recommended individual payments for all Participants.

2.                          Who administers the Bonus Program?

Decisions are made by the Plan Administration Committee (“the Committee”), which is comprised of the President and CEO, the Vice Chairman, the Chief Legal Officer and the Chief Financial Officer.

(1)                      The Committee’s responsibilities include, without limitation:

(a)                     Providing information to the Compensation Committee of the Board of Directors;

(b)                     Recommending eligibility rules, individual bonus target assignments and the relative weights of Company and Individual performance;

(c)                      Establishing performance standards;

(d)                     Adjusting financial accruals as necessary;

(e)                      Facilitating the collection of aggregate and group payment recommendations for review by the President and CEO, according to the pool assigned by the Compensation Committee of the Board of Directors;

(f)                       Reviewing and verifying all proposed payments before such payments are made;

(g)                      Determining the extent to which internal transfers, promotions, changes in full-or-part-time status and approved leaves of absence impact accruals, targets and actual rewards; and

(h)                     Interpreting the Bonus Program document and establishing, adopting, or amending any provisions as are necessary for proper administration, consulting where appropriate with the Compensation Committee of the Board of Directors.

3.                          Important Details:

a)                          Essent is an employer at will.  Participation in the Bonus Program or any enhancement of the Bonus Program does not impact this fact in any way.  Neither the Bonus Program nor any future enhancement will be deemed a contract for employment.

b)                          The Bonus Program may be amended, suspended or terminated at any time without notice upon the approval of the Compensation Committee of the Board of Directors.

c)                           Termination of Employment.

i.                              If a Participant’s employment is terminated (voluntarily or involuntarily) prior to the awarding or payment of any bonus under the Bonus Program, the Participant will not be entitled to any award or payment under the Bonus Program.

ii.                           If a Participant’s employment is terminated (voluntarily or involuntarily) prior to payment of an awarded bonus under the Bonus Program, the Participant will not be entitled to any award or payment under the Bonus Program and will forfeit any such payment.

iii.                        If a Participant’s employment is terminated (voluntarily or involuntarily) prior to the vesting of any shares issued as a portion of an award under the Bonus Program, such shares will be forfeited by the Participant.

iv.                       If a Participant’s employment is terminated (voluntarily or involuntarily) subsequent to the vesting of any shares under the Bonus Program, the Participant’s award agreement may provide for the repurchase of the shares by Essent Group Ltd. on such terms and conditions as may be set forth therein.

d)                          The Committee and the Compensation Committee retain the right to make equitable judgments with regard to the awarding, funding and the distribution of awards under the Bonus Program.

e)                           Taxes and other deductions will be withheld as required by law and in compliance with Essent’s internal policies.  Cash payments will not be considered part of any Participant’s base salary.

f)                            Repurchase of Shares.  As a condition to the receipt of shares upon vesting, the Participant will make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding obligations that may arise in connection with such shares.  The Participant may satisfy the withholding requirement by making a payment in cash, or, with the consent of the Committee, by having shares withheld from the share award.

g)                           401(k).  Deductions for the 401(k) Savings Plan will be taken at the Participant’s deferral rate in effect at the time of payment.  Any change to a Participant’s deferral rate must be made at least five (5) days prior to the check date.  Payments subject to all applicable laws and regulations and 401(k) plan laws, requirements and constraints.

h)                          Life Insurance and Other Benefits.  Participant’s base salary will remain the basis for life insurance, accidental death and disability and long and short term disability.  The annual bonus will not increase the level of these benefits.

i)                              Leave of Absence.  Participant’s bonus will be pro-rated for any time away from work for approved leave of absence in excess of two weeks.

j)                             409A Compliance.  This Bonus Program is intended to comply with the short term deferral rule set forth in the regulations under section 409A of the Internal Revenue Code of 1986, as amended (“Code”) in order to avoid application of Section 409A to this Bonus Program.  This Bonus Program shall be administered in accordance with Section 409A of the Code.

k)                          Conflict.  In the event of a conflict between the terms of this Bonus Program and the terms of a Participant’s individual employment or award agreement, the terms of the applicable employment or award agreement shall control.

l)                              Shareholders Agreement.  Each Participant shall, upon and as a condition to the receipt of any shares hereunder, become a party to the Essent Group Ltd.  Shareholders Agreement, as amended, and agree to be bound by all of the terms and conditions set forth therein.

m)                      Restricted Share Bonus Agreement.  Each grant of shares pursuant to this Bonus Program shall be evidenced by a Restricted Share Bonus Agreement (referred to herein as an “award agreement”) containing such terms, consistent with this Bonus Program, as the Committee shall determine.